EXHIBIT 99.1
                            GREATER COMMUNITY BANCORP
             55 Union Boulevard, P.O. Box 269, Totowa, NJ 07511-0269
                        (973) 942-1111 Fax (973) 942-9816
                            www.greatercommunity.com

                              FOR IMMEDIATE RELEASE
                                                       CONTACT:  George E. Irwin
                                                                       President
                                                                   SYMBOL:  GFLS


     Totowa, NJ, July 18, 2001 - Consolidated net income at Greater Community Bancorp for the first half of 2001 was $2,650,000, an increase of 21% over the comparable period last year when net income was $2,199,000. Diluted earnings per share were $.39 for the first six months of 2001 and $.32 in 2000. For the second quarter diluted earnings per share were $.21 compared to $.16 in the same period of 2000. Cash earnings per diluted share, arrived at by adding back the amortization of intangible assets, for the six months and second quarter of 2001 were $.44 and $.23 per diluted share, respectively, compared with $.38 and $.20 per diluted share in the same periods of 2000. All per share results have been adjusted to reflect five-percent stock dividend to be paid on July 31, 2001. The company provided $415,000 for loan and lease losses in the first six months of the current year compared to $573,000 during the similar period in 2000. For the quarter the provisions were $211,000 and $417,000, respectively. Assets as of June 30, 2001 were $655,387,000 compared to $579,520,000 the previous year. Deposits increased to $486,686,000 from $475,953,000 on the respective reporting dates. Greater Community is the holding company for Great Falls Bank, Bergen Commercial Bank, Rock Community Bank, Greater Community Financial, LLC, a full service securities broker-dealer and Highland Capital Corp., an equipment leasing company.

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